UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)


                               AMNIS SYSTEMS INC.
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                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
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                         (Title of Class of Securities)


                                    03167Y108
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                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following page(s)


                               Page 1 of 4 Pages

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CUSIP No. 03167Y108                  13G/A                    Page 2 of 4 Pages
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1.    NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alpha Capital Aktiengesellschaft
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) |_|
                                                                         (b) |_|
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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Liechtenstein
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5.    SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      269,504,807 Common stock
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6.    SHARED VOTING POWER

      None
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7.    SOLE DISPOSITIVE POWER

      269,504,807 shares of Common Stock
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8.    SHARED DISPOSITIVE POWER

      None
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      269,504,807 shares of Common Stock
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |X|

      The aggregate amount in Row 9 represents the maximum amount of shares that Alpha Capital can beneficially control under a contractually stipulated 9.99% ownership restriction. The full conversion of Alpha Capital's Convertible Note, the exercise of its warrants, and the use of its re-pricing rights would cause Alpha Capital to exceed this restriction.
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.9%
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12.   TYPE OF REPORTING PERSON

      CO
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CUSIP No. 03167Y108                  13G/A                    Page 3 of 4 Pages
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ITEM 1 (a)  NAME OF ISSUER:

            Amnis Systems Inc.

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3450 Hillview Avenue, Palo Alto, CA 94304

ITEM 2 (a)  NAME OF PERSON FILING:

            Alpha Capital Aktiengesellschaft

ITEM 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein

ITEM 2 (c)  CITIZENSHIP:

            Liechtenstein

ITEM 2 (d)  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.0001 par value

ITEM 2 (e)  CUSIP NUMBER:

            03167Y108

ITEM 3      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):

            Not applicable

ITEM 4      OWNERSHIP

            (a)   AMOUNT BENEFICIALLY OWNED: 269,504,807 Shares of Common Stock

            (b)   PERCENT OF CLASS: 9.9%

            (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                        269,504,807 Shares

                  (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                        0 Shares

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        269,504,807 Shares

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        0 Shares

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CUSIP No. 03167Y108                  13G/A                    Page 4 of 4 Pages
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ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

            Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

            Not applicable




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 7, 2006
                                          --------------------------------------
                                          (Date)


                                          /s/ Konrad Ackerman
                                          --------------------------------------
                                          (Signature)

                                          Konrad Ackerman, Director
                                          --------------------------------------
                                          (Name/Title)